Exhibit 99.1

   Pope Resources Signs Purchase and Sale Agreement with Northwest
                Capital Investors for Gig Harbor Site

    POULSBO, Wash.--(BUSINESS WIRE)--June 16, 2004--Pope Resources (Nasdaq:POPEZ) today announced that its real estate subsidiary, Olympic Property Group (OPG), has signed a definitive purchase and sale agreement with Northwest Capital Investors, LLC (NCI). NCI will acquire approximately 1.7 acres within the city limits of Gig Harbor, Washington, for development of a future Walgreen's store site, expected to open in the next 18 months. Terms of the transaction were not disclosed. The transaction is expected to close sometime between the fourth quarter of 2004 and the second quarter of 2005, depending upon various permit processing timelines.
    This sale is the third for OPG's 320-acre Harbor Hill project in north Gig Harbor, a community that is just west of the Tacoma Narrows Bridge. In addition to the Walgreen's site, Harbor Hill will include a Costco Wholesale store, additional retail development, and 10 acres slated for use as a "village center" that will be characterized by smaller-scale, pedestrian-oriented retail uses. The balance of the 320-acre project will include 17 acres of business park, 45 acres of park and open space, and approximately 1,000 residential dwellings on the remaining 200 acres.
    OPG has previously announced an agreement with the YMCA of Pierce County to sell 11 acres on the project for the construction of an 80,000-square-foot full-service YMCA family branch.

    About Pope Resources

    Pope Resources, a publicly traded limited partnership, and its subsidiaries Olympic Resource Management and Olympic Property Group, own 118,000 acres of timberland and development property in Washington. In addition, it provides forestry consulting and timberland management services to third-party owners and managers of timberland in Washington, Oregon and California. The company and its predecessor companies have owned and managed timberlands and development properties for more than 150 years. Additional information on the company can be found at www.orm.com.

    CONTACT: Pope Resources, Poulsbo
             Tom Ringo, 360-697-6626
             Fax: 360-697-1156